      As filed with the Securities and Exchange Commission
                       on April 11, 2000.

                                    Registration No. 333-
______________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                     ______________________

                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                      _____________________

                   GREENPOINT FINANCIAL CORP.
     (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                     06-1379001
(State or Other Jurisdiction of                  (I.R.S. Employer
Incorporation or Organization)                Identification No.)

                         90 Park Avenue
                    New York, New York 10016
            (Address of Principal Executive Offices)

      GreenPoint Financial Corp. 1999 Stock Incentive Plan
                    (Full Title of the Plan)
                       __________________

                     Howard C. Bluver, Esq.
      Senior Vice President, General Counsel and Secretary
                   GreenPoint Financial Corp.
                         90 Park Avenue
                    New York, New York 10016
                         (212) 834-1000
(Name, Address and Telephone Number, Including Area Code, of
Agent for Service)

                            Copy to:
                      Bruce D. Senzel, Esq.
                     One Battery Park Plaza
                       Seward & Kissel LLP
                    New York, New York 10004
                         (212) 574-1200

                 CALCULATION OF REGISTRATION FEE
______________________________________________________________

                                        Proposed Maximum    Proposed Maximum
Title of Securities        Amount to     Offering Price         Aggregate            Amount of
to be Registered(1)    be Registered(2)   Per Share(3)      Offering Price(3)   Registration Fee(2)

Common Stock, par
value $.01 per share    4,500,000 shares     $19.625         $88,312,500              $23,314.50

1. Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rules 416(a) and (b) under the Securities Act of 1933, as amended (the "Securities Act").

2. This Registration Statement is also deemed, pursuant to Instruction E to Form S-8, to relate to 200,000 shares of the 2,000,000 shares previously registered on Form S-8 (File
     No. 333-45917) in connection with the GreenPoint Financial
     Corp. Amended and Restated 1994 Stock Incentive Plan (the
     "1994 Plan"), with respect to which a fee of $40,637 was previously paid. As described in the Explanatory Note below, the amount of the registration fee is based solely on the four million five hundred thousand shares registered in this Registration Statement.

3. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum offering price are estimated on the basis of the average of the high and low sales prices of the Registrant's shares as reported for New York Stock Exchange composite transactions on April 7, 2000.

______________________________________________________________

EXPLANATORY NOTE

         On February 10, 1998, a total of 2,000,000 shares of Common Stock of GreenPoint Financial Corp. (the "Corporation" or the "Registrant"), to be issued in connection with the 1994 Plan, were registered with the Securities and Exchange Commission (the "Commission") by Registration Statement on Form S-8 (File No. 333-45917). On May 7, 1999, the stockholders of the Corporation approved the GreenPoint Financial Corp. 1999 Stock Incentive Plan (the "1999 Plan"). A total of two hundred thousand (200,000) shares of Common Stock registered on February 10, 1998 are not, and will not be, the subject of awards under the 1994 Plan. Such two hundred thousand (200,000) shares of Common Stock are available for award under the 1999 Plan. Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Commission pertaining to Form S-8 set forth in the Division of Corporation Finance's Manual of Publicly-Available Telephone Interpretations (March 1999), these two hundred thousand (200,000) shares of Common Stock are carried forward to, and deemed covered by, this Registration Statement.
_________________________________________________________________

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS*

Item 1.  Plan Information.

Item 2.  Registrant Information and Employee Plan Annual
         Information.

_________________________________________________________________

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

         The following documents filed by the Registrant with the Commission are hereby incorporated by reference herein:

         (a) (i) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 dated March 27, 2000;
and (ii) the Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1999;

         (b)  The "Description of Registrant's Securities to be
Registered" contained in the Corporation's Registration Statement

____________________

* This information is not required to be included in, and is not incorporated by reference in, this Registration
       Statement.

on Form 8-A dated September 27, 1993 filed under the Securities
Exchange Act of 1934, as amended (the "Exchange Act").

         In addition, all documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing (each such document, and each document enumerated above, being hereinafter referred to as an "Incorporated Document").

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Howard C. Bluver, who is giving an opinion regarding the validity of the securities being registered hereby, is Senior Vice President, General Counsel and Secretary of the Corporation. As of the date of this Registration Statement, the fair market value of securities of the Registrant, including options, beneficially owned by Mr. Bluver exceeds $50,000 and, accordingly, such interest is deemed to represent a substantial interest in the Registrant.

Item 6.  Indemnification of Directors and Officers.

         The Certificate of Incorporation of the Corporation (the
"Certificate") includes provisions for the indemnification of directors and officers. Sections A, B, D and E of Article TENTH of the Certificate provide as follows:

    A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a

         Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

    D. The rights to indemnification and to the advancement of expense conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

    E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or Subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Sections 145(a) to (g) of the Delaware General
Corporation Law provide as follows:

    (a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         The Registrant maintains an insurance policy insuring the directors and officers of the Corporation against certain acts and omissions while acting in their official capacities.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

Exhibit Number     Description

      4            GreenPoint Financial Corp. 1999 Stock
                   Incentive Plan

      5            Opinion of Howard C. Bluver, Esq., Senior Vice
                   President, General Counsel and Secretary of the Registrant

    23.1           Consent of Howard C. Bluver, Esq., Senior Vice
                   President, General Counsel and Secretary of the Registrant (included in Exhibit 5)

    23.2           Consent of PricewaterhouseCoopers LLP

     24 Powers of Attorney (included in the signature page to this Registration Statement)

Item 9.  Undertakings.

    (a)  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i)  To include any prospectus required by Section
              10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and
         (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York, on April 11, 2000.

                             GREENPOINT FINANCIAL CORP.


                             By:/s/Thomas S. Johnson
                                  Thomas S. Johnson
                                    Chairman of the Board and
                                    Chief Executive Officer

         Each person whose individual signature appears below hereby makes, constitutes and appoints Thomas S. Johnson to sign for such person and in such person's name and capacity indicated below, this and any subsequent registration statement, including each post-effective amendment thereto, relating to the GreenPoint Financial Corp. 1999 Stock Incentive Plan, and shares of common stock thereunder.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

        Name                 Title                      Date

/s/ Thomas S. Johnson        Chairman of the       April 11, 2000
    Thomas S. Johnson        Board and Chief
                             Executive Officer

/s/ Bharat B. Bhatt          Member of the         April 11, 2000
    Bharat B. Bhatt          Board, President
                             and Chief Operating
                             Officer

/s/ Peter T. Paul            Member of the Board,  April 11, 2000
    Peter T. Paul            Vice Chairman

/s/ Jeffrey Leeds            Executive Vice        April 11, 2000
    Jeffrey Leeds            President and Chief
                             Financial Officer

/s/ Robert M. McLane         Director              April 11, 2000
    Robert M. McLane


/s/ Dan F. Huebner           Director              April 11, 2000
    Dan F. Huebner


/s/ Robert P. Quinn          Director              April 11, 2000
    Robert P. Quinn


/s/ Robert F. Vizza          Director              April 11, 2000
    Robert F. Vizza


/s/ William M. Jackson       Director              April 11, 2000
    William M. Jackson


/s/ Jules Zimmerman          Director              April 11, 2000
    Jules Zimmerman


/s/ Charles B. McQuade       Director              April 11, 2000
    Charles B. McQuade


/s/ Alvin N. Puryear         Director              April 11, 2000
    Alvin N. Puryear


/s/ Susan J. Kropf           Director              April 11, 2000
    Susan J. Kropf


/s/ Edward C. Schmults       Director              April 11, 2000
    Edward C. Schmults

                        INDEX TO EXHIBITS



Exhibit Number

      4            GreenPoint Financial Corp. 1999 Stock
                   Incentive Plan

      5            Opinion of Howard C. Bluver, Esq.,
                   Senior Vice President, General
                   Counsel and Secretary of the
                   Registrant

    23.1           Consent of Howard C. Bluver, Esq.,
                   Senior Vice President, General
                   Counsel and Secretary of the
                   Registrant (included in Exhibit 5)

    23.2           Consent of PricewaterhouseCoopers LLP

     24            Powers of Attorney (included in the
                   signature page to this Registration
                   Statement)




























                               12
00995003.AH1